Exhibit 99.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

BEDMINSTER, N.J. – February 28, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Peter D. Horst and Patrick J. Mullen to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective February 28, 2019.

Peter Horst is a Fortune 500 Chief Marketing Officer with 30 years of marketing leadership experience across diverse industries in consumer and business products, services and technology for market leaders such as Capital One, General Mills, US West (Century Link), Hershey and Ameritrade.  He is the founder of CMO, Inc., and serves as a consultant, author, speaker, board member and advisor to senior executives on marketing strategy, messaging and growth planning.

Patrick Mullen is a highly experienced financial services professional with a distinguished history of team building and effective relationship management.  He is an accomplished and seasoned leader, who recently retired as the Director of Banking, State of New Jersey, for the New Jersey Department of Banking and Insurance, for which he worked over the past eight years. There, among other things, he was responsible for the examination and supervision of all state-chartered banks and credit unions and state-licensed non-bank financial institutions.

“Peter and Patrick are joining our Board at the perfect time,” commented F. Duffield Meyercord, Chairman of the Board. “They both bring an elevated level of expertise and perspective in their respective fields.  Peter’s extensive brand knowledge will assist us as we continue to introduce Peapack Private, our wealth management brand, to the market; and Patrick’s career with the New Jersey Department of Banking and Insurance will prove invaluable as we continue to navigate our industry’s regulatory challenges.”

Peter, a resident of McLean, Virginia, is a graduate of Harvard University and Dartmouth College’s, Tuck School of Business. He is a Forbes contributor and author of the best-selling book, Marketing in the #FakeNews Era.

Patrick, a resident of Spring Lake, NJ, earned his Master’s Degree from Ball State University and his Bachelor of Arts from St. Francis College.  His career in financial services included time spent at Chemical Bank, A.G. Becker, Inc, Kidder Peabody, Inc., Barclays Capital/BZW Securities, ABN AMRO, Inc., Alliance Capital and Sound Securities, LLC, before landing at the New Jersey Department of Banking and Insurance.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.62 billion and assets under management and/or administration of $5.8 billion as of December 31, 2018.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through Peapack Private Wealth Management, and its private banking locations in Bedminster, Gladstone, Fairfield, Morristown, New Providence, Princeton and Teaneck, and its trust office in Greenville, DE, Peapack-Gladstone Bank offers an unparalleled commitment to client service through its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921